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                         THE HARTFORD MUTUAL FUNDS, INC.

______________, 2000

State Street Bank and Trust Company
801 Pennsylvania Avenue
Kansas City, MO 64105

Re:  The Hartford Mutual Funds, Inc.

Ladies and Gentlemen:

This is to advise you that The Hartford Mutual Funds, Inc. (the "Fund") has established two new series of shares to be known as The Hartford Global Health Fund and The Hartford Global Technology Fund, respectively. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated as of July 15, 1996, as amended, between the Fund (formerly known as ITT Hartford Mutual Funds, Inc.) and State Street Bank and Trust Company, the Fund hereby requests that your bank act as Custodian for both aforementioned series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                            THE HARTFORD MUTUAL FUNDS, INC.
                                            on behalf of
                                            The Hartford Global Health Fund
                                            The Hartford Global Technology Fund

                                            By: _______________________________

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: _______________________________
Name: ____________________________

Title: ____________________, Duly Authorized

Effective Date : __________________________